EXHIBIT 10.1

LETTER OF UNDERSTANDING

This letter shall serve as a written memorialization of the terms already expressed and agreed to in principle by the parties for the eventual transfer of TRINITY RX SOLUTIONS, LLC “Trinity” and all of its’ assets, intellectual property and contractual rights including, but not limited to the NALTREXONE IMPLANT “Implant” formula(s) created by Dr. Rowe of Australia and owned by Trinity to FRESH START PRIVATE MANAGEMENT, INC. “Fresh Start.” All parties represent, acknowledge and pledge that each possesses all rights required to perform all obligations necessary to result in Fresh Start possessing the exclusive right to market, distribute and commercially exploit the Implant without reservation or limitation.

In exchange for the transfer detailed above Fresh Start, upon the execution of this letter shall pay to Sal Amodeo of Trinity the sum of Twenty-Five Thousand Dollars ($25,000.00) as a refundable deposit and showing of good faith of their intent to enter into a formal agreement with Trinity and its’ owner Sal Amodeo in which Fresh Start shall provide consideration consisting of a cash payment of an additional Five Hundred Thousand Dollars ($500,000.00) within nine months of this Letter of Intent being executed and the parties herein entering into a formal agreement consistent with the terms of the Letter of Intent.

Expressly contingent upon a formal agreement being reached between the parties within ninety (90) days of the execution of this letter of intent, Five Hundred Thousand Dollars ($500,000.00) shall be paid to Sal Amodeo in three installments as follows. In the event that no formal agreement is reached within ninety (90) days of this letter’s execution, no further payments by Fresh Start shall be owed or paid and the Twenty-Five Thousand Dollars ($25,000) refundable deposit will be due back to Fresh Start unless mutually extended by both parties:

Payment 1 in the amount of $200,000.00 to be paid no later than ninety (90) days after execution of this letter of intent;

Payment 2 in the amount of $200,000.00 to be paid no later than one hundred and eighty (180) days after the execution of this letter of intent; and

Payment 3 in the amount of $100,000.00 to be paid no later than two hundred and seventy (270) days after the execution of this letter of intent;

In addition, and as terms of the formal agreement contemplated between the parties Fresh Start shall also bestow upon Sal Amodeo the additional compensation:

-	two million common (2,000,000) restricted shares of Fresh Start;

-
a four year service agreement under which Sal Amodeo, as either an employee or consultant shall be compensated in an amount equal to the current rate being earned by Fresh Start employees ($75,000.00) including the bonus plan at the time that this letter is executed.

In addition to the aforementioned compensation and consideration and after the 3 installments totaling Five Hundred Thousand Dollars ($500,000) has been paid to Sal Amodeo, Sal Amodeo shall be paid a royalty rate equal to ten percent (10%) of gross revenues generated by the sale of the program minus the hard cost of the implants until such time as Sal Amodeo has received a total of Five Hundred Thousand Dollars ($500,000.00). This royalty payment is dependent solely upon actual program sales and will only be paid in the event that sales actually occur. There is no time limit for these payments to be made as they will be directly related to actual sales.

With regard to any other formulas other than the Naltrexone Implant possessed and/or controlled by Trinity are desired for use by Fresh Start, then Fresh Start shall have the first right of refusal to obtain exclusive rights consistent with those obtained for the Implant. Fresh Start shall have this opportunity in exchange for agreeing to pay to Trinity Five Hundred Thousand Dollars ($500,000.00) for each additional formula. The payment of these funds shall be made via royalty payments in the amount of ten percent (10%) of gross sales once each formula is placed into market until the total fee of Five Hundred Thousand Dollars ($500,000.00). In the event that Fresh Start must perform research and development in order to ready a formula for market then the ten percent (10%) royalty shall be reduced to five percent (5%) until such time as the research and development costs have been recouped by Fresh Start after which the royalty rate shall return to ten percent (10%) until the five hundred thousand dollars ($500,000.00) has been fully paid.

Sal Amodeo shall assist Fresh Start in entering into an agreement with Dr. Rowe under which Dr. Rowe shall provide Fresh Start with consulting and research and development services.

It is further understood and acknowledged by all parties that upon the execution of this letter of intent the parties shall immediately work together in good faith to create a formal agreement consistent with the terms expressed herein.

Trinity/Sal Amodeo _________________ Date:_____________	Fresh Start Private Management, Inc. ______________________________ ______________________________ ______________________________ ______________________________ Date:__________________________